UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 7, 2006

CCI Group, Inc.

(Exact name of Registrant as specified in charter)

Utah                           333-40954                    90-023951

(State or other jurisdiction    (Commission              (I.R.S. Employer

of incorporation)                     File Number)             Identification No.)

8 Sayers Path, Wainscott, New York                 11975

(Address of principal executive offices)                 (Zip code)

Registrant's telephone number, including area code: (646) 827-9733

.

 (Former name or former address, if changed, since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04

Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On November 7, 2006, a Notice of Default was issued by Laurus Capital Management LLC (“Laurus Capital”) to the Company and its wholly-owned subsidiary, Beach Properties Barbuda Limited (“BPBL”), stating that BPBL was in default of its obligations under a promissory note made by BPBL to Laurus Master Fund, Ltd. (“Laurus Master Fund”) on December 30, 2005 in the principal amount of $6,127,616 payable in three years and bearing interest at the rate of prime (as published in the Wall Street Journal) plus two percent  (the “Note”) and various other related agreements including a Loan Agreement, a Purchase Right and Novation Agreement, Guaranty of the Company and its other wholly-owned subsidiary, Caribbean Clubs International, Inc. and other related agreements and instruments (hereinafter Laurus Master Fund and Laurus Capital are referred to collectively as “Laurus”). As a result, Laurus took the position that ; the provisions in the Note extending the March 30, 2006 maturity date of the Note had not occurred ; all principal and interest due under the Note was due and payable; and, that the failure to pay the Note in full by the maturity date was an event of default. Laurus also set forth various other alleged events of default that it claimed had occurred under the Note, Loan Agreement, Purchase Right and Novation Agreement and Guaranty.These events of default are set forth as an exhibit to the Notice of Default, a copy of which is annexed hereto.

As a result of these purported events of default, Laurus claimed it was entitled to pursue certain rights and remedies under the Note and related loan agreements, including appointing its own management company to operate the The Beach House-Barbuda, an exclusive luxury resort hotel owned by BPBL located on the Caribbean island of Barbuda.  Laurus also claimed that under the various agreements it had the right to, among other remedies, (i) charge default interest;  (ii) take title to 100% of the shares of BPBL; (iii) exercise it lien on the Beach House property and (iv) take action against the CCIG and CCII entities pursuant to their guaranty.

It is the position of  the Company that a default has not occurred and that the notice by Laurus of an alleged default was sent improperly. As a result, the Company has been directly harmed by the actions and inaction of Laurus and is entitled to certain damages.

Item 8.01.

Other Events.

As a result of receiving the Notice of Default referred to in Item 2.04 above, on December 20, 2006 the Company, BPBL and the Company’s largest shareholder and a creditor of the Company, All American Plazas, Inc. (“”AAP”) (the Company, BPBL and AAP are hereinafter collectively referred to as the “Claimants”) filed an action in the Eastern Caribbean Supreme Court, Claim No. ANUHCV 2006/0656 against Laurus. That action is described in the Current Report on Form 8-K dated December 20, 2006 filed by the Company.

On December 21, 2006, the Court issued a temporary restraining order on application of the Claimants precluding Laurus from enforcing any of their remedies under their LOAN agreements with the Company and BPBL including, appointing its own management company to manage the Beach House; accelerating any payments due under the agreements; charging default interest; taking title to the shares of BPBL or the Company; foreclosing on its lien on the Beach House; enforcing the guarantees of the Company or its other wholly-owned subsidiary, Caribbean Clubs International, Inc.; or, foreclosing on any of the other collateral pledged under such agreements. The temporary restraining order is currently in effect until January 18, 2007 when the Court will hear the application of the Claimants for a preliminary injunction.

Item 9.01

Financial Statements and Exhibits

(c)

Exhibits

99.1

Letter from Laurus Capital Management LLC to CCI Group, Inc., Caribbean Clubs International, Inc. and Beach properties Barbuda Limited dated November 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CCI Group, Inc.

Date: January 8, 2007

s/Fred W. Jackson, Jr.

Fred W. Jackson, Jr.

President

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